Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 85 to Registration Statement No. 033-06516 on Form N-1A of our report dated February 25, 2009 relating to the financial statements and financial highlights of Fidelity Advisor Series II, including Fidelity Advisor Strategic Income Fund, appearing in the Annual Report to Shareholders on Form N-CSR of Fidelity Advisor Series II for the year ended December 31, 2008, and to the references to us under the headings "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP

Boston, Massachusetts

February 25, 2009